Exhibit 10(g)

                                 INTERCO INCORPORATED
                            Retirement Plan for Directors



          1.  Purpose         The purpose of the INTERCO INCORPORATED
          Retirement Plan for Directors ("Plan") is to provide retirement benefits for non-employee directors of INTERCO INCORPORATED ("INTERCO") following the termination of their service on the Board of Directors of INTERCO ("Board"), under the terms and conditions set forth hereinafter. The Board has determined that the establishment of such benefits will be useful in INTERCO's efforts to retain and to attract highly qualified individuals to serve on the Board.

          2.  Eligibility     Except as otherwise provided in Section 3(a),
          a non-employee director, in order to be eligible to receive benefits under the Plan, must have attained age 62 and have at least five (5) consecutive years of service as a non-employee director of INTERCO. Service as a non-employee director shall mean such service while the director is not an employee of INTERCO or of a division or subsidiary of INTERCO. A non-employee director who serves in that capacity at any time after January 1, 1994 shall have a vested right under the Plan if he or she has both attained age 62 while serving as a non-employee director and completed five (5) consecutive years of service as a non-employee director.

          3.  Benefits        (a) The level of benefits ("Benefit Rate")
          will be determined as a percentage of the annual retainer for non-employee directors in effect at the time of the non-employee director's termination of service as a director ("Termination Rate") in accordance with the following schedule:

                  Years of Service as a        Percentage of
                  Non-Employee Director        Termination Rate
                  ---------------------        ----------------

                       5 years                      50%

                       6 years                      60%
                       7 years                      70%

                       8 years                      80%
                       9 years                      90%

                      10 years or more             100%

          (b) The Benefit Rate will be paid for the life of the non-employee director commencing with the last day of the month next following the later of the date of his or her termination of service as a non-employee director or attainment of age 62.

          4.  Miscellaneous        The Executive Compensation and Stock
          Option Committee of the Board shall have plenary authority to interpret and to apply the terms of the Plan and to take such additional action consistent with the purpose of the Plan as is, in their sole judgment, just and equitable.

          Each former non-employee director receiving benefits under the Plan, and in consideration therefor, shall be expected to be available upon reasonable request to consult with the Chief Executive Officer of INTERCO and with the Board on a reasonable basis and to an extent not inconsistent with the former non-employee director's retirement.

          The benefits contemplated hereunder shall not be funded by trust or otherwise, but shall be treated as a general expense of INTERCO.

          The rights and benefits inuring to any non-employee director under the Plan may not be assigned, alienated or anticipated.

          All benefits payable under the Plan shall be reduced by any amounts required to be withheld therefrom pursuant to federal, state and local law.

          Nothing in the Plan shall give any non-employee director the right to be retained as a director of INTERCO.

          INTERCO reserves the right to amend from time to time or at any time to terminate the Plan; provided, however, that any vested right may not be reduced or terminated by amendment or termination of the Plan.